Exhibit 10.48

LOAN OBLIGATION PURCHASE AGREEMENT

This LOAN OBLIGATION PURCHASE AGREEMENT (this “Agreement”) is made as of September 24, 2012 by and between Arbor Realty SR, Inc., a Maryland corporation (the “Seller”), and Arbor Realty Collateralized Loan Obligation 2012-1, Ltd., an exempted company incorporated in the Cayman Islands with limited liability (the “Issuer”).

W I T N E S S E T H:

WHEREAS, the Issuer desires to purchase from the Seller and the Seller desires to sell to the Issuer an initial portfolio of loan obligations (the “Initial Portfolio”);

WHEREAS, in connection with the sale of such obligations to the Issuer, the Seller desires to release any interest it may have in the loan obligations and desires to make certain representations and warranties regarding the loan obligations;

WHEREAS, the Issuer and Arbor Realty Collateralized Loan Obligation 2012-1 LLC, a Delaware limited liability company (the “Co-Issuer”), intend to issue (a) the U.S.$75,000,000 Class A Senior Secured Floating Rate Notes Due 2022 (the “Class A Notes”), (b) the U.S.$12,500,000 Class B Secured Floating Rate Notes Due 2022 (the “Class B Notes” and, together with the Class A Notes, the “Notes”), pursuant to an indenture, dated as of September 24, 2012 (the “Indenture”), by and among the Issuer, the Co-Issuer, U.S. Bank, National Association, as trustee, paying agent, calculation agent, transfer agent, custodial securities intermediary, backup advancing agent and notes registrar (together with any successor trustee permitted under the Indenture, the “Trustee”) and Arbor Realty SR, Inc., as advancing agent;

WHEREAS, pursuant to its Governing Documents, certain resolutions of its Board of Directors and a preferred shares paying agency agreement, the Issuer also intends to issue the U.S.$37,587,000 aggregate notional amount preferred shares (the “Preferred Shares” and, together with the Notes, the “Securities”);

WHEREAS, the Issuer intends to pledge the obligations purchased hereunder by the Issuer to the Trustee as security for the Notes;

NOW, THEREFORE, the parties hereto agree as follows:

1.                                       Defined Terms.

Capitalized terms used and not otherwise defined herein shall have the same meanings ascribed to such terms in the Indenture.

“Assignment of Leases, Rents and Profits”:  With respect to any Mortgage, an assignment of leases thereunder, notice of transfer or equivalent instrument in recordable form,

sufficient under the laws of the jurisdiction wherein the Underlying Mortgage Property is located to reflect the assignment of leases to the Mortgagee.

“Assignment of Mortgage”:  With respect to any Mortgage, an assignment of the Mortgage, notice of transfer or equivalent instrument in recordable form, sufficient under the laws of the jurisdiction wherein the related Underlying Mortgage Property is located to reflect the assignment of the Mortgage to the Mortgagee.

“Borrower”:  The borrower under a Mortgage Loan.

“Collateral File”:  With respect to any Loan Obligation, the Underlying Instruments.

“Companion Loan”: A mortgage loan secured on a pari passu basis with a Mortgage Loan.

“Cut-Off Date”:  Has the same meaning as Reference Date.

“Cut-Off Date Stated Principal Balance”:  With respect to each Mortgage Loan, the outstanding principal balance of the Underlying Note as of the Cut-Off Date.

“Exception Schedule”: The schedule identifying any exceptions to the representations and warranties made with respect to the Loan Obligations conveyed hereunder, which is attached hereto as Schedule 1(a)-1.

“Loan Documents”:  The documents evidencing a Mortgage Loan.

“Loan Obligation”:  Each Whole Loan or Senior Participation identified on Exhibit A hereto.

“Mortgage”:  With respect to each Loan Obligation, the mortgage, deed of trust, deed to secure debt or similar instrument that secures the Underlying Note and creates a lien on the fee or leasehold interest in the related Underlying Mortgage Property.

“Mortgagee”: With respect to each Mortgage Loan, the party secured by the related Mortgage.

“Mortgage File”:  The file containing the Loan Documents.

“Mortgage Loan”:  With respect to (1) each Loan Obligation that is a Whole Loan, such Whole Loan and (2) with respect to each Loan Obligation that is a Senior Participation, the underlying Whole Loan in which such Senior Participation represents an interest..

“Mortgage Rate”:  The stated rate of interest on a Mortgage Loan.

“Mortgaged Property”:  With respect to each Mortgage Loan, the real property securing such Mortgage Loan.

“Reference Date”:  With respect to each Loan Obligation and Mortgage Loan, the later of August 1, 2012, or the related origination date.

“Senior Participation”:  A senior participation interest in a Whole Loan.

“Servicing File”:  The file maintained by the servicer with respect to each Loan Obligation

“Stated Principal Balance”:  With respect to each Loan Obligation and Mortgage Loan, the outstanding principal balance thereof.

“Underlying Note or Note”:  With respect to each Mortgage Loan, the promissory note evidencing the indebtedness of the related Underlying Obligor, together with any rider, addendum or amendment thereto, or any renewal, substitution or replacement of such note.

“Underlying Obligor”:  With respect to any Mortgage Loan, the related borrower or other obligor thereunder.

“Whole Loan”:  A mortgage loan secured by a first mortgage lien on multi-family property.

2.                                       Purchase and Sale of the Loan Obligations.

(a)                                  Set forth in Exhibit A hereto is a list of Loan Obligations and certain other information with respect to each of the Loan Obligations. The Seller agrees to sell to the Issuer, and the Issuer agrees to purchase from the Seller, all of the Loan Obligations at an aggregate purchase of U.S$125,087,000 (the “Purchase Price”). Immediately prior to such sale, the Seller hereby conveys and assigns all right, title and interest it may have in such Loan Obligation to the Issuer.

(b)                                 Delivery or transfer of the Loan Obligations shall be made on or about September 24, 2012 (the “Closing Date”) at the time and in the manner agreed upon by the parties. Upon receipt of evidence of the delivery or transfer of the Loan Obligations to the Issuer or its designee, the Issuer shall pay or cause to be paid to the Seller the Purchase Price in the manner agreed upon by the Seller and the Issuer.

3.                                       Conditions.

The obligations of the parties under this Agreement are subject to satisfaction of the following conditions:

(a)                                  the representations and warranties contained herein shall be accurate and complete;

(b)                                 on the Closing Date, counsel for the Issuer shall have been furnished with all such documents, certificates and opinions as such counsel may reasonably request in order to evidence the accuracy and completeness of any of the representations, warranties or statements of the Seller, the performance of any of the obligations of the Seller hereunder or the fulfillment of any of the conditions herein contained; and

(c)                                  the issuance of the Securities and receipt by the Issuer of full payment therefor.

4.                                       Covenants, Representations and Warranties.

(a)                                  Each party hereby represents and warrants to the other party that (i) it is duly organized or incorporated, as the case may be, and validly existing as an entity under the laws of the jurisdiction in which it is incorporated, chartered or organized, (ii) it has the requisite power and authority to enter into and perform this Agreement, and (iii) this Agreement has been duly authorized by all necessary action, has been duly executed by one or more duly authorized officers and is the valid and binding agreement of such party enforceable against such party in accordance with its terms.

(b)                                 The Seller further represents and warrants to the Issuer that:

(i)                                     immediately prior to the sale of the Loan Obligations to the Issuer, the Seller shall own the Loan Obligations, shall have good and marketable title thereto, free and clear of any pledge, lien, security interest, charge, claim, equity, or encumbrance of any kind, and upon the delivery or transfer of the Loan Obligations to the Issuer as contemplated herein, the Issuer shall receive good and marketable title to the Loan Obligations, free and clear of any pledge, lien, security interest, charge, claim, equity or encumbrance of any kind;

(ii)                                  the Seller acquired its ownership in the Loan Obligations in good faith without notice of any adverse claim, and upon the delivery or transfer of the Loan Obligations to the Issuer as contemplated herein, the Issuer shall acquire ownership in the Loan Obligations in good faith without notice of any adverse claim;

(iii)                               the Seller has not assigned, pledged or otherwise encumbered any interest in the Loan Obligations (or, if any such interest has been assigned, pledged or otherwise encumbered, it has been released);

(iv)                              none of the execution, delivery or performance by the Seller of this Agreement shall (x) conflict with, result in any breach of or constitute a default (or an event which, with the giving of notice or passage of time, or both, would constitute a default) under, any term or provision of the organizational documents of the Seller, or any material indenture, agreement, order, decree or other material instrument to which the Seller is party or by which the Seller is bound which materially adversely affects the Seller’s ability to perform its obligations hereunder or (y) violate any provision of any law, rule or regulation applicable to the Seller of any regulatory body, administrative agency or other governmental instrumentality having jurisdiction over the Seller or its properties which has a material adverse effect;

(v)                                 no consent, license, approval or authorization from, or registration or qualification with, any governmental body, agency or authority, nor any consent,

approval, waiver or notification of any creditor or lessor is required in connection with the execution, delivery and performance by the Seller of this Agreement the failure of which to obtain would have a material adverse effect except such as have been obtained and are in full force and effect;

(vi)                              it has adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations.  It is generally able to pay, and as of the date hereof is paying, its debts as they come due.  It has not become or is not presently, financially insolvent nor will it be made insolvent by virtue of its execution of or performance under any of the provisions of this Agreement within the meaning of the bankruptcy laws or the insolvency laws of any jurisdiction.  It has not entered into this Agreement or the transactions effectuated hereby in contemplation of insolvency or with intent to hinder, delay or defraud any creditor;

(vii)                           no proceedings are pending or, to its knowledge, threatened against it before any federal, state or other governmental agency, authority, administrative or regulatory body, arbitrator, court or other tribunal, foreign or domestic, which, singularly or in the aggregate, could  materially and adversely affect the ability of the Seller to perform any of its obligations under this Agreement; and

(viii)                        the consideration received by it upon the sale of the Loan Obligations owned by it constitutes fair consideration and reasonably equivalent value for such Loan Obligations.

(c)                                  the Seller further represents and warrants to the Issuer that:

(i)                                     the Underlying Instruments with respect to each Loan Obligation do not prohibit the Issuer from granting a security interest in and assigning and pledging such Loan Obligation to the Trustee;

(ii)                                  the information set forth with respect to the Loan Obligations in Schedule A of the Indenture is true and correct;

(iii)                               none of the Loan Obligations will cause the Issuer to have payments subject to foreign or United States withholding tax;

(iv)                              with respect to each Loan Obligation, except as set forth in the Exception Schedule, the representations and warranties set forth in Schedule 1(a) are true and correct; and

(v)                                 the Seller has delivered to the Issuer or its designee (A) the original of any note (or a copy of such note together with a lost note affidavit and indemnity), certificate or other instrument, if any, constituting or evidencing such Loan Obligation together with an assignment in blank and all other assignment documents reasonably necessary to evidence the transfer of the Loan Obligation including, where applicable, UCC assignments and any other Underlying Instrument and copies of any other documents related to the Loan Obligation in the Seller’s possession, including copies of any related mortgage loan documents if the Loan Obligation is a Mortgage Loan, related to such

Loan Obligation the delivery of which is necessary to perfect the security interest of the Trustee in such Loan Obligation and (B) copies of the Underlying Instruments.

(d)                                 For purposes of the representations and warranties set forth in Schedule 1(a), the phrases “to the knowledge of the Seller” or “to the Seller’s knowledge” shall mean, except where otherwise expressly set forth in a particular representation and warranty, the actual state of knowledge of the Seller or any servicer acting on its behalf regarding the matters referred to, in each case:  (i) at the time of the Seller’s origination or acquisition of the particular Loan Obligation, after the Seller having conducted such inquiry and due diligence into such matters as would be customarily performed by a prudent institutional commercial or multifamily, as applicable, mortgage lender; and (ii) subsequent to such origination, the Seller having utilized monitoring practices that would be utilized by a prudent commercial or multifamily, as applicable, mortgage lender and having made prudent inquiry as to the knowledge of the servicer servicing such Loan Obligation on its behalf.  Also, for purposes of such representations and warranties, the phrases “to the actual knowledge of the Seller” or “to the Seller’s actual knowledge” shall mean, except where otherwise expressly set forth below, the actual state of knowledge of the Seller or any servicer acting on its behalf without any express or implied obligation to make inquiry.  All information contained in documents which are part of or required to be part of a Collateral File shall be deemed to be within the knowledge and the actual knowledge of the Seller.  Wherever there is a reference to receipt by, or possession of, the Seller of any information or documents, or to any action taken by the Seller or not taken by the Seller, such reference shall include the receipt or possession of such information or documents by, or the taking of such action or the failure to take such action by, the Seller or any servicer acting on its behalf.

(e)                                  If the Seller receives written notice of a breach of a representation or a warranty pursuant to this Agreement relating to any Loan Obligation, then the Seller shall (1) not later than 90 days from receipt of such notice cure such breach, (2) subject to the consent of a majority of the holders of each Class of Notes (excluding any Note held by the Seller or any of its affiliates), make a cash payment to the Issuer in an amount that the Loan Obligation Manager on behalf of the Issuer determines is sufficient to compensate the Issuer for such breach of representation or warranty (such payment, a “Loss Value Payment”), which Loss Value Payment will be deemed to cure sure breach of representation or warranty or (3) if such breach cannot be cured within such 90-day period, repurchase the affected Loan Obligation not later than the end of such 90-day period at the Repurchase Price (as defined in Section 16.3(c) of the Indenture).

(f)                                    The Seller hereby acknowledges and consents to the collateral assignment by the Issuer of this Agreement and all right, title and interest thereto to the Trustee, for the benefit of the Secured Parties, as required in Sections 15.1(f)(i) and (ii) of the Indenture.

(g)                                 The Seller hereby covenants and agrees that it shall perform any provisions of the Indenture made expressly applicable to the Seller by the Indenture, as required by Section 15.1(f)(i) of the Indenture.

(h)                                 The Seller hereby covenants and agrees that all of the representations, covenants and agreements made by or otherwise entered into by it in this Agreement shall also be for the benefit of the Secured Parties, as required by Section 15.1(f)(ii) of the Indenture and agrees that enforcement of any rights hereunder by the Trustee shall have the same force and effect as if the right or remedy had been enforced or executed by the Issuer but that such rights and remedies shall not be any greater than the rights and remedies of the Issuer under Section 4(e) above.

(i)                                     On or prior to the Closing Date, the Seller shall deliver the Underlying Instruments to the Issuer or, at the direction of the Issuer, to the Trustee, with respect to each Loan Obligation sold to the Issuer hereunder.  The Seller hereby covenants and agrees, as required by Section 15.1(f)(iii) of the Indenture, that it shall deliver to the Trustee duplicate original copies of all notices, statements, communications and instruments delivered or required to be delivered to the Issuer by each party pursuant to this Agreement.

(j)                                     The Seller hereby covenants and agrees, as required by Section 15.1(f)(iv) of the Indenture, that it shall not enter into any agreement amending, modifying or terminating this Agreement (other than in respect of an amendment or modification to cure any inconsistency, ambiguity or manifest error, in each case, so long as such amendment or modification does not affect in any material respects the interests of any Secured Party), without notifying the Rating Agency n.

(k)                                  Seller hereby covenants, that at all times (1) Seller will qualify as a REIT for federal income tax purposes and the Issuer will qualify as a Qualified REIT Subsidiary (or other disregarded entity) of Seller for federal income tax purposes, or (2) based on an Opinion of Counsel, the Issuer will be treated as a Qualified REIT Subsidiary (or other disregarded entity) of a REIT other than Seller, or (3) based on an Opinion of Counsel, the Issuer will be treated as a foreign corporation that will not be treated as engaged in a trade or business in the United States for U.S. federal income tax purposes.

5.                                       Sale.

It is the intention of the parties hereto that the transfer and assignment contemplated by this Agreement shall constitute a sale of the Loan Obligations from the Seller to the Issuer and the beneficial interest in and title to the Loan Obligations shall not be part of the Seller’s estate in the event of the filing of a bankruptcy petition by or against the Seller under any bankruptcy law. In the event that, notwithstanding the intent of the parties hereto, the transfer and assignment contemplated hereby is held not to be a sale (for non-tax purposes), this Agreement shall constitute a security agreement under applicable law, and, in such event, the Seller shall be deemed to have granted, and the Seller hereby grants, to the Issuer a security interest in the Loan Obligations for the benefit of the Secured Parties and its assignees as security for the Seller’s obligations hereunder and the Seller consents to the pledge of the Loan Obligations to the Trustee.

6.                                       Non-Petition.

The Seller agrees not to institute against, or join any other Person in instituting against the Issuer any bankruptcy, reorganization, arrangement, insolvency, moratorium or liquidation proceedings or other proceedings under U.S. federal or state bankruptcy or similar laws in any jurisdiction until at least one year and one day or, if longer, the applicable preference period then in effect after the payment in full of all Notes issued under the Indenture.  This Section 6 shall survive the termination of this Agreement for any reason whatsoever.

7.                                       Amendments.

This Agreement may not be modified, amended, altered or supplemented, except upon the execution and delivery of a written agreement by the parties hereto and receipt by the parties hereto of prior written confirmation of the Rating Agency that such amendment or modification shall not cause the rating of the Notes to be reduced.

8.                                       Communications.

Except as may be otherwise agreed between the parties, all communications hereunder shall be made in writing to the relevant party by personal delivery or by courier or first-class registered mail, or the closest local equivalent thereto, or by facsimile transmission confirmed by personal delivery or by courier or first-class registered mail as follows:

To the Seller:                                                                          Arbor Realty SR, Inc.
333 Earle Ovington Boulevard, 9th Floor
Uniondale, New York 11553
Attention:  Executive Vice President — Structured Securitization
Telephone Number:  (212) 389-6546
Facsimile Number:  (212) 389-6573

To the Issuer:                                                                      Arbor Realty Mortgage Securities Series 2012-1, Ltd.

c/o MaplesFS Limited
P.O. Box 1093
Queensgate House
Grand Cayman, KY1-1102 Cayman Islands
Attention:  The Directors
Telephone Number:  (345) 945-7099
Facsimile Number:  (345) 945-7100

with a copy to the Loan Obligation Manager (as addressed above);

or to such other address, telephone number or facsimile number as either party may notify to the other in accordance with the terms hereof from time to time. Any communications hereunder shall be effective upon receipt.

9.                                       Governing Law and Consent to Jurisdiction.

(a)                                  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE CONFLICTS OF LAW PROVISIONS THEREOF (OTHER THAN TITLE 14 OF ARTICLE 5 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

(b)                                 The parties hereto hereby irrevocably submit to the non-exclusive jurisdiction of the United States District Court for the Southern District of New York and any court in the State of New York located in the City and County of New York, and any appellate court hearing appeals from the Courts mentioned above, in any action, suit or proceeding brought against it and to or in connection with this Agreement or the transaction contemplated hereunder or for recognition or enforcement of any judgment, and the parties hereto hereby irrevocably and unconditionally agree that all claims in respect of any such action or proceeding may be heard or determined in such New York State court or, to the extent permitted by law, in such federal court. The parties hereto agree that a final judgment in any such action, suit or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. To the extent permitted by applicable law, the parties hereto hereby waive and agree not to assert by way of motion, as a defense or otherwise in any such suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such courts, that the suit, action or proceeding is brought in any inconvenient forum, that the venue of the suit, action or proceeding is improper or that the subject matter thereof may not be litigated in or by such courts.

(c)                                  To the extent permitted by applicable law, the parties hereto shall not seek and hereby waive the right to any review of the judgment of any such court by any court of any other nation or jurisdiction which may be called upon to grant an enforcement of such judgment.

(d)                                 The Issuer irrevocably appoints CT Corporation System, 111 8th Avenue, 13th Floor, New York, New York 10011, as its agent for service of process in New York in respect of any such suit, action or proceeding. The Issuer agrees that service of such process upon such agent shall constitute personal service of such process upon it.

(e)                                  The Seller irrevocably consents to the service of any and all process in any action or proceeding by the mailing by certified mail, return receipt requested, or delivery requiring proof of delivery of copies of such process to it at the address set forth in paragraph 8 hereof.

10.                                 Counterparts.

This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

11.                                 Limited Recourse Agreement.

All obligations of the Issuer arising hereunder or in connection herewith are limited in recourse to the Pledged Obligations and to the extent the proceeds of the Pledged Obligations, when applied in accordance with the Priority of Payments, are insufficient to meet the obligations of the Issuer hereunder in full, the Issuer shall have no further liability in respect of any such outstanding obligations and any obligations of, and claims against, the Issuer, arising hereunder or in connection herewith, shall be extinguished and shall not thereafter revive.  The obligations of the Issuer hereunder or in connection herewith will be solely the corporate obligations of the Issuer and the Seller will not have recourse to any of the directors, officers, employees, shareholders or affiliates of the Issuer with respect to any claims, losses, damages, liabilities, indemnities or other obligations in connection with any transactions contemplated hereby or in connection herewith.  This Section 11 shall survive the termination of this Agreement for any reason whatsoever.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Loan Obligations Purchase Agreement as of the day and year first above written.

ARBOR REALTY SR, INC.

By:	/s/ Valerie Rubin
	Name:	Valerie Rubin
	Title:	Authorized Signatory

ARBOR REALTY COLLATERALIZED LOAN OBLIGATION 2012-1, LTD.

By:	/s/ Jarladth Travers
	Name:	Jarladth Travers
	Title:	Director

Exhibit A

LIST OF LOAN OBLIGATIONS

113-117 Elizabeth Street

Borough Park Portfolio (Senior Participation)

Park Greenwood Apartments

West Broughton Street (Savannah)

Somerstone Apartments

Patriot’s Way and Patriot’s Hollow Apartments

Orchard Apartments

Stratford Apartments

Gatewood Apartments

Trolley Park Apartments

Fountains Apartments

Oak Villas Apartments

Chestnut Ridge Apartments

Autumn Breeze Apartments

Meadowood Apartments

Regal Springs Apartments

Parklane Apartments

Alderwood Apartments

SCHEDULE 1(a)

REPRESENTATIONS AND WARRANTIES RE:
LOAN OBLIGATIONS

(1)                                  Whole Loan; Ownership of Loan Obligations.  Except for the Loan Obligations identified on Exhibit A as Senior Participations, each Loan Obligation is a whole loan and not a participation interest in a Mortgage Loan.  Each Senior Participation is a senior portion (or a pari passu interest in a senior portion) of a whole mortgage loan.  At the time of the sale, transfer and assignment to Purchaser, no Note, Mortgage or Senior Participation was subject to any assignment (other than assignments to the Seller), participation (other than with respect to the Senior Participations) or pledge, and the Seller had good title to, and was the sole owner of, each Loan Obligation free and clear of any and all liens, charges, pledges, encumbrances, participations (other than with respect to the Senior Participations), any other ownership interests on, in or to such Loan Obligation other than any servicing rights appointment or similar agreement.  Seller has full right and authority to sell, assign and transfer each Loan Obligation, and the assignment to Purchaser constitutes a legal, valid and binding assignment of such Loan Obligation free and clear of any and all liens, pledges, charges or security interests of any nature encumbering such Loan Obligation.

(2)                                  Loan Document Status. Each related Note, Mortgage, Assignment of Leases, Rents and Profits (if a separate instrument), guaranty and other agreement executed by or on behalf of the related Borrower, guarantor or other obligor in connection with such Mortgage Loan is the legal, valid and binding obligation of the related Borrower, guarantor or other obligor (subject to any non-recourse provisions contained in any of the foregoing agreements and any applicable state anti-deficiency or market value limit deficiency legislation), as applicable, and is enforceable in accordance with its terms, except (i) as such enforcement may be limited by (a) bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (b) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law) and (ii) that certain provisions in such Loan Documents (including, without limitation, provisions requiring the payment of default interest, late fees or prepayment/yield maintenance or prepayment fees, charges and/or premiums) are, or may be, further limited or rendered unenforceable by or under applicable law, but (subject to the limitations set forth in clause (i) above) such limitations or unenforceability will not render such Loan Documents invalid as a whole or materially interfere with the mortgagee’s realization of the principal benefits and/or security provided thereby (clauses (i) and (ii) collectively, the “Standard Qualifications”).

Except as set forth in the immediately preceding sentences, there is no valid offset, defense, counterclaim or right of rescission available to the related Borrower with respect to any of the related Notes, Mortgages or other Loan Documents, including, without limitation, any such valid offset, defense, counterclaim or right based on intentional fraud by Seller in connection with the origination of the Mortgage Loan, that would deny the mortgagee the principal benefits intended to be provided by the Note, Mortgage or other Loan Documents.

(3)                                  Mortgage Provisions.  The Loan Documents for each Mortgage Loan contain provisions that render the rights and remedies of the holder thereof adequate for the practical realization against the Mortgaged Property of the principal benefits of the security intended to be provided thereby, including realization by judicial or, if applicable, nonjudicial foreclosure subject to the limitations set forth in the Standard Qualifications.

(4)                                  Mortgage Status; Waivers and Modifications.  Since origination and except prior to the Cut-off Date by written instruments set forth in the related Mortgage File (a) the material terms of such Mortgage, Note, Mortgage Loan guaranty, Participation Agreement, if applicable, and related Loan Documents have not been waived, impaired, modified, altered, satisfied, canceled, subordinated or rescinded in any respect which materially interferes with the security intended to be provided by such Mortgage; (b) no related Mortgaged Property or any portion thereof has been released from the lien of the related Mortgage in any manner which materially interferes with the security intended to be provided by such Mortgage or the use or operation of the remaining portion of such Mortgaged Property; and (c) neither the related Borrower nor the related guarantor nor the related Participating Institution has been released from its material obligations under the Mortgage Loan or Participation Agreement, if applicable.

(5)                                  Lien; Valid Assignment.  Subject to the Standard Qualifications, each assignment of Mortgage and assignment of Assignment of Leases, Rents and Profits from the Seller constitutes a legal, valid and binding assignment from the Seller.  Each related Mortgage is a legal, valid and enforceable first lien on the related Borrower’s fee or leasehold interest in the Mortgaged Property in the principal amount of such Mortgage Loan or allocated loan amount subject to the Title Exceptions, Permitted Encumbrances and Standard Qualifications (each as defined herein). Each related Assignment of Mortgage and Assignment of Leases, Rents and Profits from the Seller to the Purchaser constitutes the legal, valid and binding first priority assignment from the Seller, except as such enforcement may be limited by the Standard Qualifications, any Permitted Encumbrances and any Title Exceptions (as defined herein).  Each Mortgage and Assignment of Leases, Rents and Profits is freely assignable. Notwithstanding anything herein to the contrary, no representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of Uniform Commercial Code (“UCC”) financing statements is required in order to effect such perfection.

(6)                                  Permitted Liens; Title Insurance.  Each Mortgaged Property securing a Mortgage Loan is covered by an American Land Title Association loan title insurance policy or a comparable form of loan title insurance policy approved for use in the applicable jurisdiction (or, if such policy is yet to be issued, by a pro forma policy, a preliminary title policy with escrow instructions or a “marked up” commitment, in each case binding on the title insurer) (the “Title Policy”) in the original principal amount of such Mortgage Loan (or with respect to a Mortgage Loan secured by multiple properties, an amount equal to at least the allocated loan amount with respect to the Title Policy for each such property) after all advances of principal (including any advances held in escrow or reserves), that insures for the benefit of the owner of the indebtedness secured by the Mortgage, the first priority lien of the Mortgage, which lien is subject only to the following title exceptions (each such title exception, including any exceptions set forth on Schedule 1(a)-1 to this Schedule 1(a), a “Title Exception” and collectively, the “Title Exceptions”): (a) the lien of current real property taxes, water charges, sewer rents and assessments not yet due and payable; (b) covenants, conditions and restrictions, rights of way, easements and other matters of public record; (c) the exceptions (general and specific) and exclusions set forth in such Title Policy; (d) other matters to which like properties are commonly subject; (e) the rights of tenants (as tenants only) under leases (including subleases) pertaining to the related Mortgaged Property and condominium declarations; and (f) if the related Mortgage Loan is cross-collateralized and cross-defaulted with another Mortgage Loan (each a “Crossed Mortgage Loan”), the lien of the Mortgage for another Mortgage Loan that is cross-collateralized and cross-defaulted with such

Crossed Mortgage Loan, provided that none of which items (a) through (f), individually or in the aggregate, materially and adversely interferes with the value or current use of the Mortgaged Property or the security intended to be provided by such Mortgage or the Borrower’s ability to pay its obligations when they become due (collectively, the “Permitted Encumbrances”).  Except as contemplated by clause (f) of the preceding sentence, none of the Permitted Encumbrances are mortgage liens that are senior to or coordinate and co-equal with the lien of the related Mortgage.  Such Title Policy (or, if it has yet to be issued, the coverage to be provided thereby) is in full force and effect, all premiums thereon have been paid and no claims have been made by the Seller thereunder and no claims have been paid thereunder. Neither the Seller, nor to the Seller’s knowledge, any other holder of the Mortgage Loan, has done, by act or omission, anything that would materially impair the coverage under such Title Policy.

(7)                                  Junior Liens.  It being understood that B notes and junior participation interests secured by the same Mortgage as a Mortgage Loan are not subordinate mortgages or junior liens, except for any Crossed Mortgage Loan, there are, as of origination, and to the Seller’s knowledge, as of the Cut-off Date, no subordinate mortgages or junior liens securing the payment of money encumbering the related Mortgaged Property (other than Permitted Encumbrances and the Title Exceptions, taxes and assessments, mechanics and materialmens liens (which are the subject of the representation in paragraph (5) above), and equipment and other personal property financing).  Except as set forth in Schedule 1(b) to this Schedule 1(a), the Seller has no knowledge of any mezzanine debt secured directly by interests in the related Borrower.

(8)                                  Assignment of Leases, Rents and Profits.  There exists as part of the related Mortgage File an Assignment of Leases, Rents and Profits (either as a separate instrument or incorporated into the related Mortgage). Subject to the Permitted Encumbrances and the Title Exceptions, each related Assignment of Leases, Rents and Profits creates a valid first-priority collateral assignment of, or a valid first-priority lien or security interest in, rents and certain rights under the related lease or leases, subject only to a license granted to the related Borrower to exercise certain rights and to perform certain obligations of the lessor under such lease or leases, including the right to operate the related leased property, except as the enforcement thereof may be limited by the Standard Qualifications.  The related Mortgage or related Assignment of Leases, Rents and Profits, subject to applicable law, provides that, upon an event of default under the Mortgage Loan, a receiver is permitted to be appointed for the collection of rents or for the related mortgagee to enter into possession to collect the rents or for rents to be paid directly to the mortgagee.

(9)                                  UCC Filings.  If the related Mortgaged Property is operated as a hospitality property, the Seller has filed and/or recorded or caused to be filed and/or recorded (or, if not filed and/or recorded, have been submitted in proper form for filing and/or recording), UCC financing statements in the appropriate public filing and/or recording offices necessary at the time of the origination of the Mortgage Loan to perfect a valid security interest in all items of physical personal property reasonably necessary to operate such Mortgaged Property owned by such Borrower and located on the related Mortgaged Property (other than any non-material personal property, any personal property subject to a purchase money security interest, a sale and leaseback financing arrangement as permitted under the terms of the related Mortgage Loan documents or any other personal property leases applicable to such personal property), to the extent perfection may be effected pursuant to applicable law by recording or filing, as the case may be.  Subject to the Standard Qualifications, each related Mortgage (or equivalent document) creates a valid and enforceable lien and security interest on the items of personalty described above.  No representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of UCC financing statements are required in order to effect such perfection.

(10)                            Condition of Property.  Seller or the originator of the Mortgage Loan (i) inspected or caused to be inspected each related Mortgaged Property at least six months prior to origination of the Mortgage Loan and, (ii) if the term of the Mortgage Loan has already continued for at least twelve months, inspected or caused to be inspected each related Mortgaged Property at least once during the past twelve months.

An engineering report or property condition assessment was prepared in connection with the origination of each Mortgage Loan at least twelve months prior to the origination of such Mortgage Loan.  To the Seller’s knowledge, based solely upon due diligence customarily performed in connection with the origination of comparable mortgage loans, as of the Closing Date, each related Mortgaged Property was free and clear of any material damage (other than (i) deferred maintenance for which escrows were established at origination and (ii) any damage fully covered by insurance) that would affect materially and adversely the use or value of such Mortgaged Property as security for the Mortgage Loan.

(11)                            Taxes and Assessments.  All taxes, governmental assessments and other outstanding governmental charges (including, without limitation, water and sewage charges), or installments thereof, that could be a lien on the related Mortgaged Property that would be of equal or superior priority to the lien of the Mortgage and that prior to the Cut-off Date have become delinquent in respect of each related Mortgaged Property have been paid, or an escrow of funds has been established in an amount sufficient to cover such payments and reasonably estimated interest and penalties, if any, thereon.  For purposes of this representation and warranty, real estate taxes and governmental assessments and other outstanding governmental charges and installments thereof shall not be considered delinquent until the earlier of (a) the date on which interest and/or penalties would first be payable thereon and (b) the date on which enforcement action is entitled to be taken by the related taxing authority.

(12)                            Condemnation.  As of the date of origination and to the Seller’s knowledge as of the Cut-off Date, there is no proceeding pending, and, to the Seller’s knowledge as of the date of origination and as of the Cut-off Date, there is no proceeding threatened, for the total or partial condemnation of such Mortgaged Property that would have a material adverse effect on the value, use or operation of the Mortgaged Property.

(13)                            Actions Concerning Mortgage Loan.  As of the date of origination and to the Seller’s knowledge as of the Cut-off Date, there was no pending or filed action, suit or proceeding, arbitration or governmental investigation involving any Borrower, guarantor, or Borrower’s interest in the Mortgaged Property, an adverse outcome of which would reasonably be expected to materially and adversely affect (a) such Borrower’s title to the Mortgaged Property, (b) the validity or enforceability of the Mortgage, (c) such Borrower’s ability to perform under the related Mortgage Loan, (d) such guarantor’s ability to perform under the related guaranty, (e) the principal benefit of the security intended to be provided by the Mortgage Loan documents or (f) the current principal use of the Mortgaged Property.

(14)                            Escrow Deposits.  All escrow deposits and payments required to be escrowed with lender pursuant to each Mortgage Loan are in the possession, or under the control, of the Seller or its servicer, and there are no deficiencies (subject to any applicable grace or cure periods) in connection therewith, and all such escrows and deposits (or the right thereto) that are required to be escrowed with lender under the related Loan Documents are being conveyed by the Seller to Purchaser or its servicer.

(15)                            No Holdbacks.  The Stated Principal Balance as of the Cut-Off Date of the Mortgage Loan set forth on Exhibit A to this Agreement has been fully disbursed as of the Closing Date and there is no requirement for future advances thereunder (except in those cases where the full amount of the Mortgage Loan has been disbursed but a portion thereof is being held in escrow or reserve accounts pending the satisfaction of certain conditions relating to leasing, repairs or other matters with respect to the related Mortgaged Property, the Borrower or other considerations determined by Seller to merit such holdback).

(16)                            Insurance.  Each related Mortgaged Property is, and is required pursuant to the related Mortgage to be, insured by a property insurance policy providing coverage for loss in accordance with coverage found under a “special cause of loss form” or “all risk form” that includes replacement cost valuation issued by an insurer meeting the requirements of the related Loan Documents and having a claims-paying or financial strength rating of at least A or better and a financial class of X or better by A.M. Best Company, Inc. (collectively the “Insurance Rating Requirements”), in an amount (subject to a customary deductible) not less than the lesser of (1) the original principal balance of the Mortgage Loan and (2) the full insurable value on a replacement cost basis of the improvements, furniture, furnishings, fixtures and equipment owned by the Borrower and included in the Mortgaged Property (with no deduction for physical depreciation), but, in any event, not less than the amount necessary or containing such endorsements as are necessary to avoid the operation of any coinsurance provisions with respect to the related Mortgaged Property.

Each related Mortgaged Property is also covered, and required to be covered pursuant to the related Loan Documents, by business interruption or rental loss insurance which (subject to a customary deductible) covers a period of not less than 12 months (or with respect to each Mortgage Loan on a single asset with a principal balance of $50 million or more, 18 months).

If any material part of the improvements, exclusive of a parking lot, located on a Mortgaged Property is in an area identified in the Federal Register by the Federal Emergency Management Agency as having special flood hazards, the related Borrower  is required to maintain insurance  in the maximum amount available under the National Flood Insurance Program.

If the Mortgaged Property is located within 25 miles of the coast of the Gulf of Mexico or the Atlantic coast of Florida, Georgia, South Carolina or North Carolina, the related Borrower is required to maintain coverage for windstorm and/or windstorm related perils and/or “named storms” issued by an insurer meeting the Insurance Rating Requirements or endorsement covering damage from windstorm and/or windstorm related perils and/or named storms.

The Mortgaged Property is covered, and required to be covered pursuant to the related Loan Documents, by a commercial general liability insurance policy issued by an insurer meeting the Insurance Rating Requirements including coverage for property damage, contractual damage and personal injury (including bodily injury and death) in amounts as are generally required by the Seller for loans originated for securitization, and in any event not less than $1 million per occurrence and $1 million in the aggregate.

An architectural or engineering consultant has performed an analysis of each of the Mortgaged Properties located in seismic zones 3 or 4 in order to evaluate the structural and seismic condition of such property, for the sole purpose of assessing the scenario expected limit (“SEL”) for the Mortgaged Property in the event of an earthquake. In such instance, the SEL was based on a 475-year return period, an exposure period of 50 years and a 10% probability of exceedance. If the resulting report concluded that the SEL would exceed 20% of the amount of the replacement costs of the improvements, earthquake insurance on such Mortgaged Property was obtained by an insurer rated least “A:VIII” by A.M. Best Company or “A3” (or the equivalent) from Moody’s Investors Service, Inc. or “A-” by Standard & Poor’s Ratings Service in an amount not less than 100% of the SEL.

The Loan Documents provide that if a specified percentage (which is in no event greater than 20%) of the reasonably estimated aggregate fair market value of the Mortgaged Property is damaged or destroyed, the lender shall have the option, in its sole discretion, to apply the net casualty insurance proceeds received to the payment of the Mortgage Loan or to allow such proceeds to be used for the repair or restoration of the Mortgaged Property.

All premiums on all insurance policies referred to in this section required to be paid as of the Cut-off Date have been paid, and such insurance policies name the lender under the Mortgage Loan and its successors and assigns as a loss payee under a mortgagee endorsement clause or, in the case of the general liability insurance policy, as named or additional insured. Such insurance policies will inure to the benefit of the Trustee.  Each related Mortgage Loan obligates the related Borrower to maintain all such insurance and, at such Borrower’s failure to do so, authorizes the lender to maintain such insurance at the Borrower’s cost and expense and to charge such Borrower for related premiums.  All such insurance policies (other than commercial liability policies) require at least 30 days prior notice to the lender of termination or cancellation (or such lesser period, not less than 10 days, as may be required by applicable law) arising for any reason other than non-payment of a premium and no such notice has been received by Seller.

(17)                            Access; Utilities; Separate Tax Lots.  Each Mortgaged Property (a) is located on or adjacent to a public road and has direct legal access to such road, or has access  via an irrevocable easement or irrevocable right of way permitting ingress and egress to/from a public road, (b) is served by or has uninhibited access rights to public or private water and sewer (or well and septic) and all required utilities, all of which are appropriate for the current use of the Mortgaged Property, and (c) constitutes one or more separate tax parcels which do not include any property which is not part of the Mortgaged Property or is subject to an endorsement under the related Title Policy insuring the Mortgaged Property, or in certain cases, an application has been, or will be, made to the applicable governing authority for creation of separate tax lots, in which case the Mortgage Loan requires the Borrower to escrow an amount sufficient to pay taxes for the existing tax parcel of which the Mortgaged Property is a part until the separate tax lots are created.

(18)                            No Encroachments.  To Seller’s knowledge based solely on surveys obtained in connection with origination and the lender’s Title Policy (or, if such policy is not yet issued, a pro forma title policy, a preliminary title policy with escrow instructions or a “marked up” commitment) obtained in connection with the origination of each Mortgage Loan, all material improvements that were included for the purpose of determining the appraised value of the related Mortgaged Property at the time of the origination of such Mortgage Loan are within the boundaries of the related Mortgaged Property, except encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements were obtained under the Title Policy.  No improvements on adjoining parcels encroach onto the related Mortgaged Property except for encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements were obtained under the Title Policy.  No improvements encroach upon any easements except for encroachments the removal of which would not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements obtained with respect to the Title Policy.

(19)                            No Contingent Interest or Equity Participation.  No Mortgage Loan has a shared appreciation feature, any other contingent interest feature or a negative amortization feature or an equity participation by Seller.

(20)                            Compliance with Usury Laws.  The Mortgage Rate (exclusive of any default interest, late charges, yield maintenance charge, or prepayment premiums) of such Mortgage Loan complied as of the date of origination with, or was exempt from, applicable state or federal laws, regulations and other requirements pertaining to usury.

(21)                            Authorized to do Business.  To the extent required under applicable law, as of the Cut-off Date or as of the date that such entity held the Note, each holder of the Note was authorized to transact and do business in the jurisdiction in which each related Mortgaged Property is located, or the failure to be so authorized does not materially and adversely affect the enforceability of such Mortgage Loan by the Trust.

(22)                            Trustee under Deed of Trust.  With respect to each Mortgage which is a deed of trust, as of the date of origination and, to the Seller’s knowledge, as of the Closing Date, a trustee, duly qualified under applicable law to serve as such, currently so serves and is named in the deed of trust or has been substituted in accordance with the Mortgage and applicable law or may be substituted in accordance with the Mortgage and applicable law by the related mortgagee.

(23)                            Local Law Compliance.  To the Seller’s knowledge, based upon any of a letter from any governmental authorities, a legal opinion, an architect’s letter, a zoning consultant’s report, an endorsement to the related Title Policy, or other affirmative investigation of local law compliance consistent with the investigation conducted by the Seller for similar commercial and multifamily mortgage loans intended for securitization, with respect to the improvements located on or forming part of each Mortgaged Property securing a Mortgage Loan as of the date of origination of such Mortgage Loan and as of the Cut-off Date, there are no material violations of applicable zoning ordinances, building codes and land laws (collectively “Zoning Regulations”) other than those which (i) are insured by the Title Policy or a law and ordinance or other insurance policy or (ii) would not have a material adverse effect on the Mortgage Loan.  The terms of the Loan Documents require the Borrower to comply in all material respects with all applicable governmental regulations, zoning and building laws.

(24)                            Licenses and Permits.  Each Borrower covenants in the Loan Documents that it shall keep all material licenses, permits and applicable governmental authorizations necessary for its operation of the Mortgaged Property in full force and effect, and to the Seller’s knowledge based upon a letter from any government authorities or other affirmative investigation of local law compliance consistent with the investigation conducted by the Seller for similar commercial and multifamily mortgage loans intended for securitization, all such material licenses, permits and applicable governmental authorizations are in effect.  The Mortgage Loan requires the related Borrower to be qualified to do business in the jurisdiction in which the related Mortgaged Property is located.

(25)                            Recourse Obligations.  The Loan Documents for each Mortgage Loan provide that such Mortgage Loan is non-recourse to the related parties thereto except for certain carve-outs, including but not limited to the following: (a) the related Borrower and at least one individual or entity shall be fully liable for actual losses, liabilities, costs and damages arising from certain acts of the related Borrower and/or its principals specified in the related Loan Documents, which acts generally include the following: (i) acts of fraud or intentional material misrepresentation, (ii) misapplication or misappropriation of rents, insurance proceeds or condemnation awards, (iii)  intentional material physical waste of the Mortgaged Property, and (iv) any breach of the environmental covenants contained in the related Loan Documents, and (b) the Mortgage Loan shall become full recourse to the related Borrower and at least one individual or entity, if the related Borrower files a voluntary petition under federal or state bankruptcy or insolvency law.

(26)                            Mortgage Releases.  The terms of the related Mortgage or related Loan Documents do not provide for release of any material portion of the Mortgaged Property from the lien of the Mortgage except (a) a partial release, accompanied by principal repayment of not less than a specified percentage at least equal to the lesser of (i) 110% of the related allocated loan amount of such portion of the Mortgaged Property and (ii) the outstanding principal balance of the Mortgage Loan, (b) upon payment in full of such Mortgage Loan, (c) releases of out-parcels that are unimproved or other portions of the Mortgaged Property which will not have a material adverse effect on the underwritten value of the Mortgaged Property and which were not afforded any value in the appraisal obtained at the origination of the Mortgage Loan and are not necessary for physical access to the Mortgaged Property or compliance with zoning requirements, or (d) as required pursuant to an order of condemnation.

(27)                            Financial Reporting and Rent Rolls.  Each Mortgage requires the Borrower to provide the owner or holder of the Mortgage with quarterly and annual operating statements, and quarterly rent rolls for properties and annual financial statements, which annual financial statements with respect to each Mortgage Loan with more than one Borrower are in the form of an annual combined balance sheet of the Borrower entities (and no other entities), together with the related combined statements of operations, members’ capital and cash flows, including a combining balance sheet and statement of income for the Mortgaged Properties on a combined basis.

(28)                            Acts of Terrorism Exclusion.  With respect to each Mortgage Loan over $20 million, the related special-form all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) do not specifically exclude Acts of Terrorism, as defined in the Terrorism Risk Insurance Act of 2002, as amended by the Terrorism Risk Insurance Program Reauthorization Act of 2007 (collectively referred to as “TRIA”), from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy.  With respect to each other Mortgage Loan, the related special-form all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) did not, as of the date of origination of the Mortgage Loan, and, to Seller’s knowledge, do not, as of the Cut-off Date, specifically exclude Acts of Terrorism, as defined in TRIA, from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy.  With respect to each Mortgage Loan, the related Loan Documents do not expressly waive or prohibit the mortgagee from requiring coverage for Acts of Terrorism, as defined in TRIA, or damages related thereto except to the extent that any right to require such coverage may be limited by commercial availability on commercially reasonable terms, or as otherwise indicated in Schedule 1(a)-1 to this Schedule 1(a); provided, however, that if TRIA or a similar or subsequent statute is not in effect, then, provided that terrorism insurance is commercially available, the Borrower under each Mortgage Loan is required to carry terrorism insurance, but in such event the Borrower shall not be required to spend on terrorism insurance coverage more than two times the amount of the insurance premium that is payable in respect of the property and business interruption/rental loss insurance required under the related Loan Documents (without giving effect to the cost of terrorism and earthquake components of such casualty and business interruption/rental loss insurance) at the time of the origination of the Mortgage Loan, and if the cost of terrorism insurance exceeds such amount, the Borrower is required to purchase the maximum amount of terrorism insurance available with funds equal to such amount.

(29)                            Due on Sale or Encumbrance.  Subject to specific exceptions set forth below, each Mortgage Loan contains a “due on sale” or other such provision for the acceleration of the payment of the unpaid principal balance of such Mortgage Loan if, without the consent of the holder of the Mortgage (which consent, in some cases, may not be unreasonably withheld) and/or complying with the requirements of the related Loan Documents (which provide for transfers without the consent of the lender which are customarily acceptable to the Seller lending on the security of property comparable to the related Mortgaged Property, including, without limitation, transfers of worn-out or obsolete furnishings, fixtures, or equipment promptly replaced with property of equivalent value and functionality and transfers by leases entered into in accordance with the Loan Documents), (a) the related Mortgaged Property, or any equity interest of greater than 50% in the related Borrower, is directly or indirectly pledged, transferred or sold, other than as related to (i) family and estate planning transfers or transfers upon death or legal incapacity, (ii) transfers to certain affiliates as defined in the related Loan Documents, (iii) transfers of less than, or other than, a controlling interest in the related Borrower, (iv) transfers to another holder of direct or indirect equity in the Borrower, a specific Person designated in the related Loan Documents or a Person satisfying specific criteria identified in the related Loan Documents, such as a qualified equityholder, (v) transfers of stock or similar equity units in publicly traded companies or (vi) a substitution or release of collateral within the parameters of paragraph (26) herein or the exceptions thereto set forth in Schedule 1(a)-1 to this Schedule 1(a), or (vii) as set forth on Schedule 1(b) by reason of any mezzanine debt that existed at the origination of the related Mortgage Loan, or future permitted mezzanine debt as set forth on Schedule 1(c) or (b) the related Mortgaged Property is encumbered with a subordinate lien or security interest against the related Mortgaged Property, other than (i) any Companion Loan or any subordinate debt that existed at origination and is permitted under the related Loan Documents, (ii) purchase money security interests, (iii) any Crossed Mortgage Loan as set forth on Schedule 1(d) or (iv) Permitted Encumbrances.  The Mortgage or other Loan Documents provide that to the extent any Rating Agency fees are incurred in connection with the review of and consent to any transfer or encumbrance, the Borrower is responsible for such payment along with all other reasonable fees and expenses incurred by the Mortgagee relative to such transfer or encumbrance.

(30)                            Single-Purpose Entity.  Each Mortgage Loan requires the Borrower to be a Single-Purpose Entity for at least as long as the Mortgage Loan is outstanding.  Both the Loan Documents and the organizational documents of the Borrower with respect to each Mortgage Loan with a Cut-off Date Stated Principal Balance in excess of $5 million provide that the Borrower is a Single-Purpose Entity, and each Mortgage Loan with a Cut-off Date Stated Principal Balance of $20 million or more has a counsel’s opinion regarding non-consolidation of the Borrower.  For this purpose, a “Single-Purpose Entity” shall mean an entity, other than an individual, whose organizational documents (or if the Mortgage Loan has a Cut-off Date Stated Principal Balance equal to $5 million or less, its organizational documents or the related Loan Documents) provide substantially to the effect that it was formed or organized solely for the purpose of owning and operating one or more of the Mortgaged Properties securing the Mortgage Loans and prohibit it from engaging in any business unrelated to such Mortgaged Property or Properties, and whose organizational documents further provide, or which entity represented in the related Loan Documents, substantially to the effect that it does not have any assets other than those related to its interest in and operation of such Mortgaged Property or Properties, or any indebtedness other than as permitted by the related Mortgage(s) or the other related Loan Documents, that it has its own books and records and accounts separate and apart from those of any other person (other than a Borrower for a Crossed Mortgage Loan), and that it holds itself out as a legal entity, separate and apart from any other person or entity.

(31)                            Ground Leases.   For purposes of this Agreement, a “Ground Lease” shall mean a lease creating a leasehold estate in real property where the fee owner as the ground lessor conveys for a term or terms of years its entire interest in the land and buildings and other improvements, if any, comprising the premises demised under such lease to the ground lessee (who may, in certain circumstances, own the building and improvements on the land), subject to the reversionary interest of the ground lessor as fee owner and does not include industrial development agency (IDA) or similar leases for purposes of conferring a tax abatement or other benefit.

With respect to any Mortgage Loan where the Mortgage Loan is secured by a leasehold estate under a Ground Lease in whole or in part, and the related Mortgage does not also encumber the related lessor’s fee interest in such Mortgaged Property, based upon the terms of the Ground Lease and any estoppel or other agreement received from the ground lessor in favor of Seller, its successors and assigns, Seller represents and warrants that:

(a)                                  The Ground Lease or a memorandum regarding such Ground Lease has been duly recorded or submitted for recordation in a form that is acceptable for recording in the applicable jurisdiction.  The Ground Lease or an estoppel or other agreement received from the ground lessor permits the interest of the lessee to be encumbered by the related Mortgage and does not restrict the use of the related Mortgaged Property by such lessee, its successors or assigns in a manner that would materially adversely affect the security provided by the related Mortgage;

(b)                                 The lessor under such Ground Lease has agreed in a writing included in the related Mortgage File (or in such Ground Lease) that the Ground Lease may not be amended or  modified, or canceled or terminated by agreement of lessor and lessee, without the prior written consent of the lender, and no such consent has been granted by the Seller since the origination of the Mortgage Loan except as reflected in any written instruments which are included in the related Mortgage File;

(c)                                  The Ground Lease has an original term (or an original term plus one or more optional renewal terms, which, under all circumstances, may be exercised, and will be enforceable, by either Borrower or the mortgagee) that extends not less than 20 years beyond the stated maturity of the related Mortgage Loan, or 10 years past the stated maturity if such Mortgage Loan fully amortizes by the stated maturity (or with respect to a Mortgage Loan that accrues on an actual 360 basis, substantially amortizes);

(d)                                 The Ground Lease either (i) is not subject to any liens or encumbrances superior to, or of equal priority with, the Mortgage, except for the related fee interest of the ground lessor and the Permitted Encumbrances, or (ii)  is subject to a subordination, non-disturbance and attornment agreement to which the mortgagee on the lessor’s fee interest in the Mortgaged Property is subject;

(e)                                  The Ground Lease does not place commercially unreasonable restrictions on the identity of the Mortgagee and the Ground Lease is assignable to the holder of the Mortgage Loan and its successors and assigns without the consent of the lessor thereunder, and in the event it is so assigned, it is further assignable by the holder of the Mortgage Loan and its successors and assigns without the consent of the lessor;

(f)                                    The Seller has not received any written notice of material default under or notice of termination of such Ground Lease.  To the Seller’s knowledge, there is no material default under such Ground Lease and no condition that, but for the passage of time or giving of notice, would result in a material default under the terms of such Ground Lease and to the Seller’s knowledge, such Ground Lease is in full force and effect as of the Closing Date;

(g)                                 The Ground Lease or ancillary agreement between the lessor and the lessee requires the lessor to give to the lender written notice of any default, and provides that no notice of default or termination is effective against the lender unless such notice is given to the lender;

(h)                                 A lender is permitted a reasonable opportunity (including, where necessary, sufficient time to gain possession of the interest of the lessee under the Ground Lease through legal proceedings) to cure any default under the Ground Lease which is curable after the lender’s receipt of notice of any default before the lessor may terminate the Ground Lease;

(i)                                     The Ground Lease does not impose any restrictions on subletting that would be viewed as commercially unreasonable by the Seller in connection with loans originated for securitization;

(j)                                     Under the terms of the Ground Lease, an estoppel or other agreement received from the ground lessor and the related Mortgage (taken together), any related insurance proceeds or the portion of the condemnation award allocable to the ground lessee’s interest (other than (i) de minimis amounts for minor casualties or (ii) in respect of a total or substantially total loss or taking as addressed in clause (k) below) will be applied either to the repair or to restoration of all or part of the related Mortgaged Property with (so long as such proceeds are in excess of the threshold amount specified in the related Loan Documents) the lender or a trustee appointed by it having the right to hold and disburse such proceeds as repair or restoration progresses, or to the payment of the outstanding principal balance of the Mortgage Loan, together with any accrued interest;

(k)                                  In the case of a total or substantially total taking or loss, under the terms of the Ground Lease, an estoppel or other agreement and the related Mortgage (taken together), any related insurance proceeds, or portion of the condemnation award allocable to ground lessee’s interest in respect of a total or substantially total loss or taking of the related Mortgaged Property to the extent not applied to restoration, will be applied first to the payment of the outstanding principal balance of the Mortgage Loan, together with any accrued interest; and

(l)                                     Provided that the lender cures any defaults which are susceptible to being cured, the ground lessor has agreed to enter into a new lease with the lender upon termination of the Ground Lease for any reason, including rejection of the Ground Lease in a bankruptcy proceeding.

(32)                            Servicing.  The servicing and collection practices used by the Seller with respect to the Mortgage Loan have been, in all respects, legal and have met customary industry standards for servicing of commercial loans for conduit loan programs.

(33)                           Origination and Underwriting.  The origination practices of the Seller (or the related originator if the Seller was not the originator) with respect to each Mortgage Loan have been, in all material respects, legal and as of the date of its origination, such Mortgage Loan and the origination thereof complied in all material respects with, or was exempt from, all requirements of federal, state or local law relating to the origination of such Mortgage Loan; provided that such representation and warranty does not address or otherwise cover any matters with respect to federal, state or local law otherwise covered in this Schedule 1(a).

(34)                            No Material Default; Payment Record.  No Mortgage Loan has been more than 30 days delinquent, without giving effect to any grace or cure period, in making required payments since origination, and as of the date hereof, no Mortgage Loan is more than 30 days delinquent (beyond any applicable grace or cure period) in making required payments as of the Closing Date.  To the Seller’s knowledge, there is (a) no material default, breach, violation or event of acceleration existing under the related Mortgage Loan or Participation Agreement, if applicable, or (b) no event (other than payments due but not yet delinquent) which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a material default, breach, violation or event of acceleration, which default, breach, violation or event of acceleration, in the case of either clause (a) or clause (b), materially and adversely affects the value of the Mortgage Loan or Participation Agreement, if applicable, or the value, use or operation of the related Mortgaged Property, provided, however, that this representation and warranty does not cover any default, breach, violation or event of acceleration that specifically pertains to or arises out of an exception scheduled to any other representation and warranty made by the Seller in this Schedule 1(a).  No person other than the holder of such Mortgage Loan may declare any event of default under the Mortgage Loan or accelerate any indebtedness under the Loan Documents.

(35)                            Bankruptcy.  As of the date of origination of the related Mortgage Loan and to the Seller’s knowledge as of the Cut-off Date, no Borrower, guarantor or tenant occupying a single-tenant property is a debtor in state or federal bankruptcy, insolvency or similar proceeding.

(36)                            Organization of Borrower.  With respect to each Mortgage Loan, in reliance on certified copies of the organizational documents of the Borrower delivered by the Borrower in connection with the origination of such Mortgage Loan, the Borrower is an entity organized under the laws of a state of the United States of America, the District of Columbia or the Commonwealth of Puerto Rico.  Except with respect to any Crossed Mortgage Loan, no Mortgage Loan has a Borrower that is an Affiliate of another Borrower. (An “Affiliate” for purposes of this paragraph (36) means, a Borrower that is under direct or indirect common ownership and control with another Borrower.)

(37)                            Environmental Conditions.  A Phase I environmental site assessment (or update of a previous Phase I and or Phase II site assessment) and, with respect to certain Mortgage Loans, a Phase II environmental site assessment (collectively, an “ESA”) meeting ASTM requirements conducted by a reputable environmental consultant in connection with such Mortgage Loan was delivered to seller within 12 months prior to the origination date of each Mortgage Loan (or an update of a previous ESA was prepared), and such ESA (i) did not identify the existence of recognized environmental conditions (as such term is defined in ASTM E1527-05 or its successor, hereinafter “Environmental Condition”) at the related Mortgaged Property or the need for further investigation, or (ii) if the existence of an Environmental Condition or need for further investigation was indicated in any such ESA, then at least one of the following statements is true:  (A) an amount reasonably estimated by a reputable environmental consultant to be sufficient to cover the estimated cost to cure any material noncompliance with applicable environmental laws or the Environmental Condition has been escrowed by the related Borrower and is held or controlled by the related lender; (B) if the only Environmental Condition relates to the presence of asbestos-containing materials, radon in indoor air, lead based paint or lead in drinking water, and the only recommended action in the ESA is the institution of such a plan, an operations or maintenance plan has been required to be instituted by the related Borrower that can reasonably be expected to mitigate the identified risk; (C) the Environmental Condition identified in the related environmental report was remediated or abated in all material respects prior to the date hereof, and, if and as appropriate, a no further action or closure letter was obtained from the applicable governmental regulatory authority (or the Environmental Condition affecting the related Mortgaged Property was otherwise listed by such governmental authority as “closed” or a reputable environmental consultant has concluded that no further action is required); (D) a secured creditor environmental policy or a pollution legal liability insurance policy that covers liability for the Environmental Condition was obtained from an insurer rated no less than A- (or the equivalent) by Moody’s, S&P and/or Fitch; (E) a party not related to the Borrower was identified as the responsible party for such Environmental Condition and such responsible party has financial resources reasonably estimated to be adequate to address the situation; or (F) a party related to the Borrower having financial resources reasonably estimated to be adequate to address the situation is required to take action.  To Seller’s knowledge, except as set forth in the ESA, there is no Environmental Condition (as such term is defined in ASTM E1527-05 or its successor) at the related Mortgaged Property.

(38)                            Appraisal.  The Servicing File contains an appraisal of the related Mortgaged Property with an appraisal date within six months of the Mortgage Loan origination date.  The appraisal is signed by an appraiser who is either a Member of the Appraisal Institute (“MAI”) and/or has been licensed and certified to prepare appraisals in the state where the Mortgaged Property is located. Each appraiser has represented in such appraisal or in a supplemental letter that the appraisal satisfies the requirements of the “Uniform Standards of Professional Appraisal Practice” as adopted by the Appraisal Standards Board of the Appraisal Foundation and has certified that such appraiser had no interest, direct or indirect, in the Mortgaged Property or the Borrower or in any loan made on the security thereof, and its compensation is not affected by the approval or disapproval of the Mortgage Loan.

(39)                            Loan Obligation Schedule.  The information pertaining to each Loan Obligation that is set forth in the schedule attached as Exhibit A to this Agreement is true and correct in all material respects as of the Cut-Off Date and contains all information required by this Agreement to be contained therein.

(40)                            Cross-Collateralization.  No Mortgage Loan is cross-collateralized or cross-defaulted with any mortgage loan that is outside the Trust, except as set forth in Schedule 1(d).

(41)                            Advance of Funds by the Seller.  After origination, no advance of funds has been made by Seller to the related Borrower other than in accordance with the Loan Documents, and, to Seller’s knowledge, no funds have been received from any person other than the related Borrower or an affiliate for, or on account of, payments due on the Mortgage Loan (other than as contemplated by the Loan Documents, such as, by way of example and not in limitation of the foregoing, amounts paid by the tenant(s) into a lender-controlled lockbox if required or contemplated under the related lease or Loan Documents).  Neither Seller nor any affiliate thereof has any obligation to make any capital contribution to any Borrower under a Mortgage Loan, other than contributions made on or prior to the date hereof.

(42)                            Compliance with Anti-Money Laundering Laws.  Seller (or the related originator if the Seller was not the originator) has complied in all material respects with all applicable anti-money laundering laws and regulations, including without limitation the USA Patriot Act of 2001 with respect to the origination of the Mortgage Loan, the failure to comply with which would have a material adverse effect on the Mortgage Loan.

(43)                            Floating Interest Rates. Each Mortgage Loan bears interest at a floating rate based on LIBOR.

(44)                            Senior Participations. With respect to each Loan Obligation that is a Senior Participation:

(i)    Either (A) the Senior Participation is treated as a real estate asset for purposes of Section 856(c) of the Code, and the interest payable pursuant to such Senior Participation is treated as interest on an obligation secured by a mortgage on real property or on an interest in real property for purposes of Section 856(c) of the Code, or (B) the Senior Participation qualifies as a security that would not otherwise cause ARMS Equity to fail to qualify as a REIT under the Code (including after the sale, transfer and assignment to the Issuer of such Senior Participation);

(ii)   To the actual knowledge of the Seller, as of the Closing Date, the related Participating Institution was not a debtor in any outstanding proceeding pursuant to the federal bankruptcy code; and

(iii)  The Seller has not received written notice of any outstanding liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind for which the holder of such Senior Participation is or may become obligated.

For purposes of these representations and warranties, the phrases “the Seller’s knowledge” or “the Seller’s belief” and other words and phrases of like import shall mean, except where otherwise expressly set forth herein, the actual state of knowledge or belief of the Seller, its officers and employees directly responsible for the underwriting, origination, servicing or sale of the Mortgage Loans regarding the matters expressly set forth herein.

SCHEDULE 1(a)-1

SCHEDULE 1(a)-1

EXCEPTIONS TO REPRESENTATIONS AND WARRANTIES

Representation numbers referred to below relate to the corresponding Mortgage Loan representations and warranties set forth in Section 1(a) to the Loan Obligations Purchase Agreement.

Loan Obligation	Representation	Exception
Chestnut Ridge	(5) Lien; Valid Assignment (6) Permitted Liens; Title insurance	Original seller severed and retained the mineral rights underneath the surface of the property; borrower’s real property (and therefore, the lender’s security interest) is only the surface

West Broughton	(6) Permitted Liens; Title insurance

The title policy excepts from coverage a portion of the property described as a two story bridge that crosses over and through the air space of Broughton Street Lane (city owned property), and connects one of the buildings on the subject property with a building on an adjacent property.  The bridge is approximately 900 square feet in size, and appears to have been constructed over 50 years ago.  There appears to be no easement of record by the city to the property owner.  Access to the adjacent building has been cut off and use of the bridge has been limited to the owner of the subject property and its tenants.  The bridge is currently leased to a retail tenant who uses the space for dressing rooms and storage.  The title policy excepts this bridge from coverage because the bridge lies over municipal land and the borrower/property owner may not have legal ownership rights to the bridge.  To mitigate this risk, in the event of any dispute adverse to the lender or the borrower regarding the bridge, or if a tenant vacates or gives written notice of its intent to vacate all or any portion of its leased premises as a result of the bridge, if the city commences or sends notice that it will commence a condemnation proceeding, if an adjacent landowner files a claim in court or with the City of Savannah in an administrative

Loan Obligation	Representation	Exception

proceeding as to ownership or use of the bridge or if the lender suffers any loss regarding the bridge, the mortgage loan will become recourse to the guarantor in the amount of 25% of the then-outstanding loan amount, plus the lender’s costs and expenses in enforcement and preservation of its rights.

West Broughton	(5) Liens (7) Junior Liens (8) Assignment of Leases, Rent Rolls and Profits (9) UCC Filings (29) Encumbrances

The borrower has prior, outstanding secured debt in the amount of $18,496.89 in favor of City of Savannah Redevelopment and Renewal Authority.  The full amount of this debt plus 60 days of per diem interest was placed in escrow with the title company at origination to either (1) be used to repay the debt or (2) be released to the borrower upon the lender’s receipt of subordination agreements that subordinate the debt to the mortgage loan.    The title company agreed to issue a title policy without any exception for this prior debt, regardless of whether the escrowed funds are sufficient to discharge such debt.

Full, executed copies of the documentation relating to the prior debt referenced above were not delivered prior to the origination date.  This documentation may include a prior assignment of leases, rents and profits in favor of City of Savannah Redevelopment and Renewal Authority.  This is mitigated, however, by the escrow and title policy discussed above.

Oak Villas Regal Springs 113-117 Elizabeth Street	(10) Condition of Property	The properties have not been inspected during the past 12 months of the term of the respective loans.

113-117 Elizabeth Street	(16) Insurance	The property insurance carrier is rated “A:IX” by AM Best.

Autumn Breeze	(16) Insurance	Property carrier: AM Best “A-:VII”; not rated by S&P.

Meadowood	(16) Insurance	A property insurance carrier rated A-VIII by

Loan Obligation	Representation	Exception
Best was approved for the insurance in place at closing, but any renewals that do not comply with the terms of the loan agreement are subject to further lender approval.

Somerstone	(17) Utilities	A utilities endorsement to the title policy was not available, however certain utilities are shown on the survey received at the time of origination of the loan.

West Broughton	(18) Encroachments

As noted in the exception to representation #6 above, the bridge encroaches onto airspace above city owned property.  There appears to be no easement of record by the city to the property owner.  The lender provided for a mitigant as set forth in the exception to representation #6 above.  Additionally, the property contains party walls and other encroachments due to its age.

West Broughton	(23) Local Laws Compliance

Based upon the zoning report dated July 20, 2012 by Zoning-Info, Inc., the property is legal non-conforming due to changes in the zoning ordinance subsequent to the property’s development.  Section 8-3133 of the zoning ordinance regarding reconstruction states that a building which housed or houses a nonconforming use shall not be reoccupied by a nonconforming use after it has been damaged to the extent of 75% or more of the total value unless authorized to do so by the board of appeals.  Law and ordinance insurance coverage for this specific issue is not available for this property. The lender mitigated this issue by having the Guarantor fully liable for the full amount of the debt remaining after application of any insurance proceeds received by the lender relating to such casualty from any insurance policies held by borrower in accordance with the loan agreement, plus all costs and expenses (including court costs and reasonable attorneys’ fees) incurred by the lender in negotiating and obtaining such insurance proceeds and in enforcement of such provision and the preservation of the lender’s

Loan Obligation	Representation	Exception

rights thereunder.

The zoning report also indicated the existence of certain building code violations at the property.  The borrower is required to cure such violations and deliver evidence of such cure to the lender within six (6) months after the date of origination.

Stratford	(23) Local Laws Compliance

The Mortgaged Property is two parking spaces short of the amount of parking spaces required under local zoning law.  The municipality indicated to the Seller that the municipality would not enforce this non-conformance unless the borrower sought a new permit as to the parking lot in the future.

Meadowood	(23) Local Laws Compliance

The Mortgaged Property is ten parking spaces short of the amount of parking spaces required under local zoning law.  The municipality indicated to the Seller that the municipality would not enforce this non-conformance unless the borrower sought a new permit as to the parking lot in the future.

Alderwood	(23) Local Laws Compliance

The property is non-conforming in that parking at the property is deficient by 10 spaces.  No zoning violation has been issued.  If a violation occurs the borrower is obligated to remove such violation.  The guarantor is recourse for any loss the lender may suffer as a result of any parking violation.

Borough Park	(30) Single Purpose Entity	The Borough Park Loan has an original principal balance of $20,500,000, however a non-consolidation opinion was not required by the lender.

Trolley Park	(31) Ground Lease

The Ground Lease has an original term which expires on April 1, 2017, with one 5 year extension option (exercisable only if ground lessor still owns the Mortgaged Property at such time).  The loan’s original maturity date is October 1, 2013, and fully extended maturity date would be October 1, 2014. The Ground

Loan Obligation	Representation	Exception

Lease space is a stand-alone building which houses only the leasing office for the adjacent fee estate and apartments.  The Ground Lease space is being renovated to include a gym, cafeteria and laundry facility in addition to a leasing office. This space does not and will not generate any income.

Stratford	(41) Advance of Funds

Due to an error by the borrower regarding income shortfalls and the use of funds in the Interest Reserve and a calculation error in the amount of interest due for June 2012, Arbor funded additional monies from the Interest Reserve in the approximate amount of $21,900 to cover such shortfalls.  Additionally, there was an error in calculating the stub interest due at closing in the approximate amount of $5,400.  Arbor and the borrower are in the process of rectifying these discrepancies.

Borough Park	(43) Floating Interest Rate	Interest accrues at LIBOR plus 5% per annum, which in no event shall be more than 1.50% during the first 18 months of the loan term (the loan was originated on July 18, 2012).

SCHEDULE 1(a)-2

Existing Mezzanine Debt

The Seller has notified the Purchaser of the following existing mezzanine debt:

Loan Obligation

None

SCHEDULE 1(c)

Future Mezzanine Debt

With respect to the Mortgage Loan listed in the chart below, the direct and/or indirect equity owners of the borrower are permitted to pledge their interest in the related borrower as security for a mezzanine loan:

Exhibit A ID #	Mortgage Loan
None

SCHEDULE 1(d)

Crossed Mortgage Loans

None